Exhibit 99.1

Oyster Point Pharma Announces FDA Approval of TYRVAYA™ (varenicline solution) Nasal Spray for the Treatment of the Signs and Symptoms of Dry Eye Disease

•TYRVAYA is the first and only nasal spray approved for the treatment of the signs and symptoms of dry eye disease

•TYRVAYA is designed to activate the trigeminal parasympathetic pathway resulting in increased production of basal tear film as a treatment for dry eye disease

•TYRVAYA was studied in a broad patient population of adults with mild, moderate or severe dry eye disease

•TYRVAYA will be available with a prescription in November 2021

•Oyster Point to host conference call today at 8:00 a.m. ET

PRINCETON, N.J., October 18, 2021 - Oyster Point Pharma, Inc. (Nasdaq: OYST), today announced that the U.S. Food and Drug Administration (FDA) has approved TYRVAYA™ (varenicline solution) Nasal Spray 0.03 mg for the treatment of the signs and symptoms of dry eye disease. TYRVAYA Nasal Spray is the first and only nasal spray approved for the treatment of dry eye disease. TYRVAYA Nasal Spray is believed to bind to cholinergic receptors to activate the trigeminal parasympathetic pathway resulting in increased production of basal tear film as a treatment for dry eye disease. Oyster Point Pharma is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies to treat ophthalmic diseases.

Experience the interactive Multichannel News release here: https://www.multivu.com/players/English/8955851-oyster-point-pharma-fda-approval-tyrvaya/.

TYRVAYA Nasal Spray is a highly selective cholinergic agonist delivered twice daily as an aqueous nasal spray into each nostril to activate basal tear production. Nasal spray administration provides a new way to treat dry eye disease without administering medication onto an already irritated ocular surface. In addition, nasal delivery may allow some patients who have difficulty independently administering topical eye drops to administer independently their prescribed dry eye disease therapy.

Jeffrey Nau, Ph.D., MMS, president and CEO of Oyster Point Pharma commented, “The approval of TYRVAYA Nasal Spray marks a milestone for patients and eye care professionals by providing a new drug treatment option for the signs and symptoms of dry eye disease with a differentiated route of administration that is believed to leverage a nerve pathway that can be accessed within the nose.” Dr. Nau further stated, “In any therapeutic area, it’s always an exciting moment when you follow the science and develop a truly innovative pharmaceutical treatment option for patients that addresses an important unmet medical need. In conjunction with the FDA, it has been an honor to work alongside my colleagues at Oyster Point to bring TYRVAYA Nasal Spray to the dry eye disease community. We look forward to making TYRVAYA Nasal Spray available to eye care professionals and their patients.”

Ed Holland, M.D., Director of Cornea Services at Cincinnati Eye Institute and Professor of Ophthalmology at the University of Cincinnati said, “I see many patients in my practice whose lives are impacted by dry eye disease. TYRVAYA Nasal Spray is a new pharmaceutical approach with a differentiated mechanism of action for the dry eye disease community. Having a product that provides clinically meaningful production of basal tear film as early as four weeks is incredible for the dry eye patient.”

TYRVAYA Nasal Spray was studied in the ONSET-1, ONSET-2, and MYSTIC clinical trials in over 1,000 patients with mild, moderate or severe dry eye disease. In ONSET-1 and ONSET-2, the majority of patients were female (74%), the mean (standard deviation [SD]) age was 61 (12.5) years, the mean (SD) baseline anesthetized Schirmer’s score was 5.1 mm (2.9), and the mean (SD) baseline eye dryness score (EDS) was 59.3 (21.6). Use of artificial tears was allowed during the studies. Enrollment criteria included minimal signs [i.e., anesthetized Schirmer's score (range, 0-10 mm) and corneal fluorescein staining (range, 2-14)] and enrollment was not limited by baseline EDS (range, 2-100).

Basal tear production was measured by change from baseline in anesthetized Schirmer’s score, based on a test that utilizes calibrated filter paper to wick tears and measure tear volume. Eye dryness was measured by change from baseline in Eye Dryness Score, a visual analogue scale where patients rated their level of eye dryness discomfort, with a greater reduction in score indicating greater symptom relief. Eye dryness score was evaluated both in the Controlled Adverse Environment (CAE®) * and in the clinic environment.

TYRVAYA-treated patients showed statistically significant improvements in tear film production as assessed using the anesthetized Schirmer’s score (0-35 mm) at Week 4. Of the patients treated with TYRVAYA, 52% achieved ≥10 mm increase in Schirmer’s score from baseline in the ONSET-1 study, and 47% achieved ≥10 mm increase in Schirmer’s score from baseline in the ONSET-2 study, compared to 14% and 28% of vehicle-treated patients in the ONSET-1 study and the ONSET-2 study, respectively at Week 4 (p<0.01 in both studies). Of the patients treated with TYRVAYA, the mean change in Schirmer’s score was 11.7 mm and 11.3 mm as compared to 3.2 mm and 6.3 mm in the vehicle treated patients in the ONSET-1 study and ONSET-2 study, respectively at Week 4.

In the Controlled Adverse Environment (CAE®), in ONSET-1 the observed mean change from baseline in Eye Dryness Score at week 3 was -16.0 mm in TYRVAYA-treated patients (n=45) compared to -4.4 mm in vehicle-treated patients (n=42). This endpoint was met (p<0.01). In ONSET-2, the observed mean change from baseline in Eye Dryness Score at week 4 was -10.3 mm in TYRVAYA-treated patients (n=187) compared to -7.4 mm in vehicle-treated patients (n=169). This endpoint was not met (p>0.05).

In the clinic environment, in ONSET-1 the mean change from baseline in Eye Dryness Score at week 4 was -18.9 mm in TYRVAYA-treated patients (n=46) compared to -5.4 mm in vehicle-treated patients (n=43). This endpoint was met (p=0.01). In ONSET-2, the mean change from baseline in Eye Dryness Score at week 4 was -19.8 mm in TYRVAYA-treated patients (n=255) compared to -15.4 mm in vehicle-treated patients (n=248). As the CAE® endpoint was not statistically significant, this secondary endpoint was not eligible for statistical testing and was not met.

The most common adverse reaction reported in 82% of patients was sneezing. Events that were reported in 5-16% of patients were cough, throat irritation, and instillation-site (nose) irritation.

TYRVAYA Nasal Spray will be available with a prescription in November 2021 in cartons containing two multidose nasal spray bottles. Each nasal spray bottle covers treatment for 15 days, administered twice daily into each nostril. Samples that provide 15 days of treatment will also be made available to eye care providers.

Conference Call Information
Oyster Point Pharma will host a live conference call and webcast today at 8:00 a.m. Eastern Time to discuss the FDA approval of TYRVAYA Nasal Spray for the treatment of the signs and symptoms of dry eye disease. To access the live call by phone, please dial (855) 548-1220 (US/Canada) or (602) 563-8619 (International). The

conference ID number is 5491078. The webcast will be made available on the company’s website at www.oysterpointrx.com under the “Events & Presentations” section found here.

Oyster Point’s Commitment to Patient Access
Oyster Point is committed to supporting the dry eye disease community by supporting access to medication for appropriate patients. The company has launched a patient support program called TEAMTyrvayaä. For more information on the program and how to enroll, please visit www.Tyrvaya-Pro.com.

About Dry Eye Disease and the Role of Tear Film
Dry eye disease is a chronic condition that impacts an estimated 38 million people in the U.S. and is growing in prevalence1,2. It can cause persistent stinging, scratching, burning sensations, sensitivity to light, blurred vision, and eye fatigue. Dry eye disease is a multifactorial disease of the ocular surface characterized by disruption of the tear film. Human tear film is a complex mixture of more than 1,500 different proteins, including growth factors and antibodies, as well as numerous classes of lipids and mucins3. Natural tear film protects and lubricates the eyes, washes away foreign particles, contains growth factors and antimicrobial components, and creates a smooth surface that forms the primary refractive surface of the eye.

About TYRVAYA™ (varenicline solution) Nasal Spray
TYRVAYA (varenicline solution) Nasal Spray 0.03 mg (formerly referred to as OC-01) is a highly selective cholinergic agonist that is FDA-approved to treat the signs and symptoms of dry eye disease as a multidose nasal spray. The parasympathetic nervous system, the “rest and digest” system of the body, controls tear film homeostasis partially via the trigeminal nerve, which is accessible within the nose. The efficacy of TYRVAYA Nasal Spray in dry eye disease is believed to be the result of varenicline's activity at heteromeric sub-type(s) of the nicotinic acetylcholine (nACh) receptor where its binding produces agonist activity and activates the trigeminal parasympathetic pathway resulting in increased production of basal tear film as a treatment for dry eye disease. Varenicline binds with high affinity and selectivity at human α4β2, α4α6β2, α3β4, α3α5β4 and α7 neuronal nicotinic acetylcholine receptors. The exact mechanism of action is unknown at this time.

TYRVAYA™ Important Safety Information
The most common adverse reaction reported in 82% of patients was sneezing. Events that were reported in 5-16% of patients were cough, throat irritation, and instillation-site (nose) irritation. There are no contraindications associated with TYRVAYAÔ (varenicline solution) Nasal Spray.

Please see full Prescribing Information at www.tyrvaya-pro.com/prescribinginformation.

About Oyster Point Pharma, Inc.
Oyster Point Pharma is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ophthalmic diseases. In October 2021, Oyster Point Pharma received FDA-approval for TYRVAYAÔ (varenicline solution) Nasal Spray for the treatment of the signs and symptoms of dry eye disease. Oyster Point has a growing pipeline of clinical and pre-clinical programs and continues to expand its research and development pipeline through internal innovation and external collaborations. Oyster Point is continuously striving to advance breakthrough science and deliver therapies seeking to address the unmet needs of patients with ophthalmic disease and the eye care professionals who take care of them. For more information, visit www.oysterpointrx.com and follow @OysterPointRx on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current beliefs, expectations and assumptions of Oyster Point Pharma (the “Company” or “our”) regarding the future of the Company’s business, our future plans and strategies, regulatory approvals, preclinical and clinical results, future financial condition and other future conditions. All statements other than statements of historical facts contained in this press release, including express or implied statements regarding plans and objectives of management for future operations, future results of operations and financial position, business strategy, product candidates, regulatory approvals, planned future product commercialization, planned preclinical studies and clinical trials, expected results of preclinical studies or clinical trials, and their timing and likelihood of success, expected research and development commercialization costs, are forward-looking statements. The words “if approved,” “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things: our plans and potential for success relating to commercializing TYRVAYA; the beneficial characteristics, safety, efficacy and therapeutic effects of TYRVAYA and our preclinical and clinical product candidates; our plans relating to the further development and manufacturing of TYRVAYA and our preclinical and clinical candidates, including potential additional indications or disease areas to be evaluated and pursued; the timing of initiation of our future preclinical studies or clinical trials; the uncertainties inherent in pharmaceutical research and development, including preclinical study and clinical trial results and additional analysis of existing data; the likelihood of clinical trials demonstrating safety and efficacy of our product candidates, and other positive results; the timing or likelihood of regulatory filings and approvals TYRVAYA and our clinical and preclinical candidates, including in potential additional indications for TYRVAYA and potential filings in additional jurisdictions; our plans and ability to obtain or protect intellectual property rights including extensions of existing patent terms where available; our ability to recruit and retain key personnel needed to develop and commercialize our product candidates, if approved, and to grow our company; existing regulations and regulatory developments in the United States and other jurisdictions; our continued reliance on third parties to conduct additional preclinical studies and clinical trials of our product candidates, and for the manufacture of our product candidates for potential commercialization and for preclinical studies and clinical trials; the impact of the COVID-19 pandemic on our business, operations, and regulatory and clinical development timelines; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our financial performance; market conditions; the sufficiency of our existing capital resources to fund our future operating expenses and capital expenditure requirements; and other risks described in the “Risk Factors” section included in our public filings that we have made and will make with the Securities and Exchange Commission (SEC). The Company is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Investor Contact
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com

Media Contact
Sheryl Seapy
Real Chemistry
(213) 262-9390
sseapy@realchemistry.com

Sources:

1.Market-Scope. 2020 Dry Eye Products Report: A Global Market Analysis for 2019 to 2025. October 2020.
2.Tsubota K, Pflugfelder S, Liu Z, Baudouin C. Defining dry eye from a clinical perspective. Int J Mol Sci. 2020;21(23):1-24.
https://pubmed.ncbi.nlm.nih.gov/33291796/
3.Willcox, M. D., Argüeso, P., Georgiev, G. A., Holopainen, J. M., Laurie, G. W., Millar, T. J., ... & Jones, L. (2017). TFOS DEWS II tear film report. The ocular surface, 15(3), 366-403.

*Controlled Adverse Environment (CAE(R)) is a registered trademark of Ora, Inc.